united states

securities and exchange commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PAR PETROLEUM CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PAR PETROLEUM CORPORATION

One Memorial Plaza, 800 Gessner Road, Suite 875

Houston, Texas 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2015

Dear Stockholders:

We cordially invite you to attend our 2015 annual meeting of stockholders. The meeting will be held on Wednesday, June 3, 2015, at 9:00 a.m. (Houston time), at The Westin Houston, Memorial City, 945 Gessner Road, Houston, Texas 77024. At the meeting we will:

1.              Elect the Board of Directors;

2.              Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.              Hold an advisory vote to approve the company’s executive compensation;

4.              Hold an advisory vote on the frequency of holding future advisory votes on executive compensation; and

5.              Transact any other business as may properly come before the meeting.

Stockholders who owned our common stock at the close of business on Monday, April 6, 2015 may attend and vote at the meeting. A stockholders’ list will be available at our offices at One Memorial Plaza, 800 Gessner Road, Suite 875, Houston, Texas 77024 for a period of ten days prior to the meeting. We hope that you will be able to attend the meeting in person.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

Brice Tarzwell
Senior Vice President, Chief Legal Officer and Secretary

Houston, Texas

April 21, 2015

PAR PETROLEUM CORPORATION

One Memorial Plaza, 800 Gessner Road, Suite 875

Houston, Texas 77024

 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2015 annual meeting of stockholders to be held on Wednesday, June 3, 2015, at 9:00 a.m. (Houston time), at The Westin Houston, Memorial City, 945 Gessner Road, Houston, Texas 77024, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Par will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of Par, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS

Q:	Who can vote at the meeting?
A:	The Board set April 6, 2015 as the record date for the meeting. You can attend and vote at the meeting if you were a common stockholder at the close of business on the record date, April 6, 2015. On that date, there were 37,135,512 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What proposals will be voted on at the meeting?
A:	Four proposals are scheduled to be voted upon at the meeting:

•	The election of directors;

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	Advisory approval of the company’s executive compensation; and

•	An advisory vote on the frequency of holding future advisory votes on executive compensation.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
A:	Pursuant to rules adopted by the Securities and Exchange Commission (sometimes referred to herein as the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 21, 2015 we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability, beginning on or about April 21, 2015, to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?
A:	No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?
A:	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•	View our proxy materials for the meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How do I cast my vote?
A:	For stockholders whose shares are registered in their own names, as an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or by telephone or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board of Directors on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors, or the advisory proposal on executive compensation or the advisory proposal on the frequency of future stockholder votes on executive compensation. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors, the advisory proposal on executive compensation and the advisory proposal on the frequency of future stockholder votes on executive compensation unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares on these matters promptly. See “Vote Required” following each proposal for further information.

If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:	Can I revoke or change my proxy?
A:	Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:	How does the Board recommend I vote on the proposals?
A:	The Board recommends you vote “FOR” each of the nominees to our Board of Directors, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, “FOR” the approval, on an advisory basis, of the company’s executive compensation and for the option of every “3 Years” for future advisory votes on executive compensation.

Q:	Who will count the vote?
A:	The inspector of election will count the vote. Par’s Secretary will act as the inspector of election.

Q:	What is a “quorum?”
A:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and

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broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of our independent registered public accounting firm and the advisory proposal on executive compensation. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:	What vote is required to approve each item?
A:	The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors.	The eight nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.

Proposal 2 — Ratification of appointment of independent registered public accounting firm.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 3 — Advisory approval of the company’s executive compensation.	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Proposal 4 — Advisory vote on the frequency of future advisory votes on executive compensation.	The alternative “1 Year,” “2 Years” or “3 Years” receiving the greatest number of votes cast by the stockholders, a plurality, will be the stockholders’ non-binding choice as to the frequency of the occurrence of future advisory votes on executive compensation.

Q:	What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?
A:	Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:	How many votes can I cast?
A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?
A:	The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the Securities and Exchange Commission within four business days of the meeting.
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Proposal 1

ELECTION OF DIRECTORS

At the meeting, eight directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the NYSE MKT, recommended the eight directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting. Jake Mercer has elected not to stand for re-election as a director and his term will expire at the meeting.

Nominees

Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Joseph Israel (1)	43	Chief Executive Officer, President and Director	2015
Melvyn N. Klein (1)(4)	72	Chairman of the Board	2014
Robert S. Silberman (1)(3)(4)	57	Vice Chairman of the Board	2014
Curtis V. Anastasio (1)(2)(4)	58	Director	2014
Timothy Clossey (2)(3)(4)	56	Director	2014
L. Melvin Cooper (2)(3)(4)	60	Director	2012
William Monteleone	31	Director, Senior Vice President of Mergers & Acquisitions	2012
William C. Pate (1)(4)	51	Director	2014

(1)	Member, Executive Committee of our Board of Directors.

(2)	Member, Audit Committee of our Board of Directors.

(3)	Member, Compensation Committee of our Board of Directors.

(4)	Member, Nominating and Corporate Governance Committee of our Board of Directors.

Joseph Israel has served as our President and Chief Executive Officer and as a member of our Board of Directors since January 2015. He served as Senior Vice President of Hunt Refining Company from August 2011 to November 2014. Prior to joining Hunt, Mr. Israel served in various roles with Alon USA Energy, Inc. from August 2000 to July 2011, including most recently as Chief Operating Officer from September 2008 to July 2011. Prior to joining Alon, Mr. Israel held positions with several Israeli government entities beginning in 1995, including the Israeli Land Administration, the Israeli Fuel Administration and most recently as Economics and Commerce Vice President of Israel’s Petroleum Energy Infrastructure entity. Mr. Israel received an MBA and a BA in Economics from the Hebrew University of Jerusalem. Additionally, Mr. Israel has completed business courses at the Center of Management Research at Harvard University and The College of Petroleum & Energy Studies at Oxford. Mr. Israel brings to the Board over 20 years of experience in the petroleum refining industry, and his in-depth knowledge of the issues, opportunities and challenges facing us provides the direction and focus our Board of Directors needs to ensure the most critical matters are addressed.

Melvyn Klein has served as the Chairman of our Board of Directors since June 2014. Mr. Klein is a private investor and the founder of Melvyn N. Klein Interests and the President of JAKK Holding Corp., and was the managing general partner of the investment GKH Partners, L.P. from 1987 until 2008. Mr. Klein currently serves as a member of the board of directors of Anixter International, Inc., a New York Stock Exchange listed company. Mr. Klein has been an attorney and counselor-at-law since 1968. Earlier in his career, he was a McKinsey & Company consultant and a senior officer of Donaldson, Lufkin and Jenrette, Inc. Mr. Klein has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. Additionally, among others, Mr. Klein was the controlling shareholder, co-founder, or a significant partner in a number of companies in several fields, including American Medical International, Inc. (subsequently merged to create Tenet Healthcare); UGHC/Arcus (subsequently sold to Koch Industries, Inc.-Flint Hills Resources, LP. and the balance merged with Iron Mountain), Savoy Pictures Entertainment, Inc. (subsequently merged with IAC Interactive), Hanover Compressor Company (subsequently merged to create Exterran Holdings Corp.), Cockrell Oil & Gas, L.P. (assets subsequently sold to UNOCAL), and Santa Fe Energy Resources, Inc. (subsequently merged in part with Chevron and in part with Devon Energy). Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and

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by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. Mr. Klein received a Doctor of Jurisprudence degree from Columbia University and a Bachelor of Arts degree with Highest Honors in Economics from Colgate University. He also studied at the London School of Economics and Political Science and completed the coursework for a Master’s degree at The Johns Hopkins University School of Advanced International Studies. Mr. Klein is a member of the Philosophical Society of Texas. Mr. Klein brings to the Board leadership and public company board experience (Anixter International, Inc., Altamil Corporation, American Medical International, Inc., Hanover Compressor Company, Santa Fe Energy Resources, Inc. and others), which contributes to his familiarity with current issues and assists in his identifying and addressing appropriate corporate governance practices for us.

Robert Silberman has served as the Vice Chairman of our Board of Directors since April 2015 and has served as a member of our Board of Directors since August 2014. Mr. Silberman has been Executive Chairman of the Board of Directors of Strayer Education, Inc. since May 2013, Chairman of its Board from February 2003 to May 2013 and its Chief Executive Officer from March 2001 until May 2013. Strayer Education, Inc. is an education services company, whose main operating asset, Strayer University, is a leading provider of graduate and undergraduate degree programs focusing on working adults. Mr. Silberman has served as a director of Covanta Holding Corporation, a publicly held company, since December 2004 and is a member of the Compensation Committee and the Finance Committee of the board of directors of Covanta. Mr. Silberman has been a senior advisor to Equity Group Investments, a private investment firm and a division of Chai Trust Company, LLC (“EGI”) since March 2014. From 1995 to 2000, Mr. Silberman held several senior positions, including President and Chief Operating Officer at CalEnergy Company, Inc., an independent energy producer. Mr. Silberman has also held senior positions within the U.S. Department of Defense, including Assistant Secretary of the Army. Mr. Silberman is a member of the Council on Foreign Relations. Mr. Silberman’s positions as chief executive officer and board member of public companies, coupled with his background in energy, project development and the public sector, combine to provide valuable insight and perspective to both the Board and management.

Curtis V. Anastasio has served as a member of our Board of Directors since June 2014. Mr. Anastasio served as the Vice Chairman of our Board of Directors from September 2014 to April 2015. He is currently the Executive Chairman of GasLog Partners LP, a subsidiary of GasLog Ltd, a growth-oriented international owner, operator and manager of liquefied natural gas (LNG) carriers, providing support to international energy companies as part of their LNG logistics chain. Appointed Executive Chairman in February 2014, Mr. Anastasio led the successful IPO of the company in May 2014. Since January 2014, Mr. Anastasio has also been a member of the Board of Directors of the Federal Reserve Bank – Dallas. He previously served as President and CEO of NuStar Energy L. P., a publicly traded master limited partnership based in San Antonio, Texas. Mr. Anastasio was the President and CEO of NuStar Energy, L.P. from the time he led the initial public offering in April 2001, until he retired from the company on December 31, 2013. Since joining a predecessor of NuStar in 1988, he has held various positions in the upstream and downstream oil and gas industry, which have included responsibility for supply, trading, transportation, marketing, development and legal. Mr. Anastasio received a Juris Doctorate degree from Harvard Law School in 1981 and a Bachelor of Arts degree, Magna cum Laude, from Cornell University in 1978. After graduation, he practiced corporate law in New York City. Mr. Anastasio brings to the Board over 27 years of experience in the upstream and downstream oil and gas industry.

Timothy Clossey has served as a member of our Board of Directors since June 2014. Mr. Clossey is the President and owner of Spirit Technologies, a management coaching and engineering consulting services company. Mr. Clossey previously served as Production Manager and Major Projects Director for BP Cherry Point. He was a consultant to the Board at SaltChuck Resources on merger and acquisition opportunities; a board member at Timec, Inc., where Mr. Clossey chaired the Audit Committee, organized and chaired a Special Committee of Outside Directors and served on the Compensation Committee. Mr. Clossey served as President and CEO of ARCO Marine, Inc. As VP Corporate Strategic Planning, Downstream for ARCO, Mr. Clossey was responsible for strategic planning for all of ARCO’s downstream companies. As Vice President of Engineering, Technology and R&D at ARCO, his role was responsible for leading ARCO’s Engineering and Research Center in Anaheim, California. As Manager, Clean Fuels Development Task Force at ARCO, Mr. Clossey lead the reformulated gasoline research and development efforts at the Technical Center as well as served in the government relations role working with industry associations such as WSPA and the API as well as all Federal and State agencies working on reformulated gasoline regulations throughout the nation. Mr. Clossey graduated from Harvard Business School with an Executive MBA. He received his BS in Chemical Engineering Summa cum Laude from Washington State University. Mr. Clossey brings to the Board many years of experience in the petroleum refining industry.

L. Melvin Cooper has served as a member of our Board of Directors since August 2012. Currently, Mr. Cooper serves as the Senior Vice President and Chief Financial Officer of Forbes Energy Services Ltd. (NASDAQ Global Market: FES), a public company in the energy services industry. Prior to joining Forbes in 2007, Mr. Cooper served as President or CFO of various companies involved in site preparation for oil and gas exploration companies, supplying products and services to new home builders, and supply chain management. Mr. Cooper has been a Director of Flotek Industries, Inc. (NYSE: FTK), a member of the Audit Committee and the Corporate Governance and Nominating Committee of Flotek since October 2010 and has been a member of the Compensation Committee of Flotek since 2011. In 2011, Mr. Cooper received the Board Leadership Fellow designation from the National Association of Corporate Directors (“NACD”) where he is also a member of the Board of Directors of the NACD Houston area Tri-

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City Chapter. Mr. Cooper earned a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975. Mr. Cooper has been a Certified Public Accountant since May 1977. Mr. Cooper’s brings to the Board extensive experience in the energy industry as well as significant operating, financial and management experience.

William Monteleone has served as a member of our Board of Directors since August 2012 and as our Senior Vice President of Mergers & Acquisitions since January 2015. Prior to that, Mr. Monteleone served as our Chief Executive Officer from June 2013 to January 2015. Mr. Monteleone joined EGI, as an Associate in 2008 and continued serving EGI in a limited role after becoming our Chief Executive Officer in September 2013 until his resignation from EGI in August 2014. Previously, Mr. Monteleone worked for Banc of America Securities LLC from 2006 to 2008 where he was involved in a variety of debt capital raising transactions, including leveraged buyouts, corporate-to-corporate acquisitions and other debt financing activities. At EGI, he was responsible for evaluating potential new investments and monitoring existing investments. In addition to our Board, Mr. Monteleone serves on the Board of Directors for the following privately held companies: Wapiti Oil and Gas, LLC and Kuwait Energy Company. Mr. Monteleone graduated magna cum laude from Vanderbilt University with a bachelor’s degree. Mr. Monteleone brings to the board investment banking experience and expertise with mergers and acquisitions, which assists us with the evaluation of potential investments and acquisition opportunities.

William C. Pate has served as a member of our Board of Directors since December 2014. Mr. Pate is Co-President of EGI. Mr. Pate has been employed by EGI or its predecessors in various capacities since 1994. Mr. Pate has served as a director of Covanta Holding Corporation, a publicly held international owner/operator of energy-from-waste and power generation facilities, since 1999 and is the Chair of the Finance Committee of the Board of Directors of Covanta and is also a member of the Audit Committee and the Public Policy and Technology Committee of the Board of Directors of Covanta. He was the Chairman of the Board of Directors of Covanta from October 2004 through September 2005. Mr. Pate has previously served on the boards of directors of Exterran Holdings, Inc., Adams Respiratory Therapeutics, MiddleBrook Pharmaceuticals and CNA Surety Corp., as well as those of several private companies associated with Equity Group Investments. Mr. Pate began his professional career at The First Boston Corporation as a financial analyst in the natural resources mergers and acquisitions group. Subsequently, he was employed as an associate at The Blackstone Group where he worked on private equity investments and merger advisory assignments. Mr. Pate holds a Juris Doctorate degree from the University of Chicago Law School and a Bachelor of Arts degree from Harvard College. Mr. Pate brings to the Board familiarity with all aspects of capital markets, financial transactions and investing in a range of businesses across domestic and international markets. His experience as a board member of other public and private companies provides additional perspective on governance issues.

Director Independence

The listing standards of the NYSE MKT require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.

Based on these standards, our Board of Directors has affirmatively determined that Melvyn N. Klein, Curtis V. Anastasio, Timothy Clossey, L. Melvin Cooper, William C. Pate and Robert S. Silberman are independent. Messrs. Klein, Anastasio, Clossey and Cooper have no relationship with us, except as directors and stockholders. In determining the independence of Messrs. Pate and Silberman, the Board engaged in the following analysis.

Mr. Pate is an officer of EGI. EGI and its affiliates own or have the right to acquire as of April 6, 2015 approximately 32.8% of our outstanding common stock and EGI is a party to a certain services agreements with us. Additionally, certain affiliates of EGI were lenders under our delayed draw term loan credit agreement. See “Other Information – Certain Relationships and Related Transactions” for a more complete description of the services agreement. The Board reviewed the independence of Mr. Pate and determined that these relationships do not interfere with Mr. Pate’s exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Pate qualifies as an independent director under applicable SEC rules and regulations and NYSE MKT listing standards.

As of March 1, 2014, Mr. Silberman became a senior advisor to EGI. As noted above, EGI and its affiliates own or have the right to acquire as of April 6, 2015 approximately 32.8%, of our outstanding common stock and EGI is a party to a services agreement with us. Additionally, certain affiliates of EGI were lenders under our delayed draw term loan credit agreement. See “Other Information – Certain Relationships and Related Transactions” for a more complete description of the services agreement. The Board reviewed the independence of Mr. Silberman and determined that these relationships do not interfere with Mr. Silberman’s exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman qualifies as an independent director under applicable SEC rules and regulations and NYSE MKT listing standards.

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Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes that it should be free to choose the Chairman of the Board in any way that seems best for Par at any given period of time. Therefore, our Board of Directors does not have a policy regarding whether the role of the CEO and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.

As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy), and also oversees compliance with applicable laws and regulations. The Compensation Committee oversees compliance with our compensation plans, and the Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles, including our Code of Business Conduct and Ethics. Each of the committees report to the Board regarding the areas of risk they oversee.

Communicating with our Board of Directors

Stockholders and other parties interested in communicating directly with our non-management members of our Board of Directors may do so by writing to: Corporate Secretary, c/o Par Petroleum Corporation, One Memorial Plaza, 800 Gessner Road, Suite 875, Houston, Texas 77024. The Board maintains a process for handling letters received by Par and addressed to non-management members of the Board. Under that process, our Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening or illegal, uses inappropriate expletive language or is similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend.

Board and Committee Activity, Structure and Compensation

During 2014, our Board of Directors held 11 meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. There are currently four standing committees of the Board: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Committee membership and the functions of those committees are described below.

Audit Committee. The current members of the Audit Committee are L. Melvin Cooper (Chairman), Curtis V. Anastasio and Timothy Clossey, and the committee met six times during 2014. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE MKT and the rules of the SEC, and that L. Melvin Cooper and Curtis V. Anastasio are audit committee financial experts under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of Par’s financial statements, (ii) Par’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par’s internal auditors (or other personnel responsible for the internal audit function) and Par’s independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Par. The independent registered public accounting firm reports directly to the committee.

Compensation Committee. The current members of the Compensation Committee are Robert Silberman (Chairman), L. Melvin Cooper and Timothy Clossey, and the committee met twice during 2014. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE MKT and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for establishing Par’s compensation policies and monitoring the implementation of Par’s compensation system for its executives.

Executive Committee. The current members of the Executive Committee are Melvyn Klein (Chairman), Curtis V. Anastasio, Joseph Israel, William C. Pate and Robert Silberman, and the committee met once during 2014. The committee operates under a written charter adopted by the Board. The committee is responsible for exercising the powers and duties of the Board between Board meetings and while the Board is not in session, and implementing the policy decisions of the Board, but does not have the authority to

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approve certain actions on behalf of the Board, including, (i) filling vacancies or changing membership of the Board or any of its committees, (ii) changing the size of the Board or any of its committees, (iii) electing or removing elected officers or directors or changing their compensation, (iv) amending our certificate of incorporation or bylaws, (v) adopting an agreement providing for the merger or consolidation of Par or recommending to the stockholders the sale, lease or exchange of all or substantially all of Par’s property and assets, (vi) recommending to the stockholders a dissolution of Par or a revocation of a dissolution, (vii) declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by the Board), (viii) those matters which are expressly delegated to another committee of the Board, or (ix) matters which, under the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws cannot be delegated by the Board to a committee of the Board.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are William C. Pate (Chairman), Curtis V. Anasatasio, Timothy Clossey, L. Melvin Cooper, Melyvn Klein and Robert Silberman. The committee did not meet during 2014. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE MKT. The committee operates under a written charter adopted by the Board. The committee is responsible for determining the qualifications, skills and other expertise required to be a director, identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to Par.

Director Nominations Process. As indicated above, nominating functions are handled by the Nominating and Corporate Governance Committee pursuant to its charter. Previously, pursuant to our stockholder’s agreement, certain of our stockholders had the right to designate members of the Board. Pursuant to that agreement Messrs. Monteleone and Silberman were the designees of Zell Credit Opportunities Fund, L.P. (“ZCOF”) and its affiliates, Messrs. Cooper and Mercer were the designees of Whitebox Advisors, LLC (“Whitebox”) and its affiliates. All other candidates standing for election were the designees of our Board or a committee of our Board. The stockholders agreement was terminated as of April 7, 2015.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. We do not have a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our bylaws. Since our emergence from bankruptcy and except as provided our stockholders agreement dated effective August 31, 2012, which was terminated as of April 7, 2015, we have not received any recommendations from stockholders requesting that the Board consider a candidate for inclusion among the slate of nominees in any year, and therefore we believe that no formal policy, in addition to the provisions contained in our bylaws, concerning stockholder recommendations is needed.

Our bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than ninety days nor more than one hundred twenty days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made. To be in proper written form, a stockholder’s notice regarding nominations of persons for election to the Board must set forth (a) as to each proposed nominee, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Compensation of Directors. Our two employee directors are not separately compensated for their service as a director. In December 2012, we approved a compensation plan for our non-employee directors. Our non-employee directors received an annual retainer of $50,000, paid quarterly in cash or shares of our common stock at the election of the director. In addition, the Chairman of the Audit Committee received an additional annual retainer of $15,000 and the members of the Audit Committee (other than the Chairman) received an annual retainer of $5,000, such retainers paid quarterly in cash or shares of our common stock at the election of the director. There were no fees for the members of any other committee or for attendance at meetings. Our non-employee directors

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were also entitled to receive an annual grant of restricted stock at the end of each calendar year with a target value of $75,000, with the number of shares determined by the 60-day volume weighted average share price as of the day prior to December 31 of that calendar year.

In June 2014, we approved an updated compensation plan for our non-employee directors. Under the updated compensation plan, our non-employee directors receive an annual cash retainer of $62,500 and an annual retainer of $62,500 paid in common stock, provided that the non-employee directors may elect, at their option, to increase the stock component of the retainer with a corresponding reduction in the cash component of the retainer. Our Chairman receives total annual compensation of $200,000, with $100,000 in cash and $100,000 in common stock. The cash component of the retainer is paid quarterly and the stock component is paid annually. In addition, the Chairman of the Audit Committee receives an additional annual retainer of $20,000 and the members of the Audit Committee (other than the Chairman) receive an annual retainer of $7,000, such retainers paid quarterly in cash. The Chairman of the Compensation Committee receives an annual retainer of $15,000 and the Chairman of the Nominating and Corporate Governance Committee receives an annual retainer of $5,000. There are no fees for the members of any other committee or for attendance at meetings. All annual stock compensation paid to our non-employee directors will be paid in grants of restricted common stock with a one-year vesting schedule. Directors are also eligible to participate in the executive compensation plan, which consists of a Stock Purchase Plan (the “SPP”) and a Discretionary Long Term Incentive Plan for 2014 (the “2014 Discretionary LTIP”) which was adopted in June 2014. See “Other Information – Named Executive Officer Compensation – Executive Compensation Plan” below for a summary of the material terms of the SPP and the 2014 Discretionary LTIP. Additionally, our non-employee directors are eligible to participate in the Par Petroleum Corporation Directors’ Deferred Compensation Plan, which is an unfunded compensation plan allowing non-employee directors to defer the payment of compensation to a future date.

The following table sets forth a summary of the compensation that we paid to our non-employee directors in 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Melvyn N. Klein	$52,500	$58,725	$-	$111,225
Curtis V. Anastasio (2)	$116,129	$103,569	$1,133,000	$1,352,698
Timothy Clossey	$35,000	$38,981	$-	$73,981
L. Melvin Cooper	$90,134	$68,010	$-	$158,144
Jacob Mercer	$-	$301,343	$-	$301,343
William C. Pate (3)	$15,625	$116,396	$175,000	$307,021
Robert Silberman (4)	$42,500	$138,986	$175,000	$356,486
Michael Keener (5)	$41,363	$68,010	$-	$109,373
Benjamin Lurie (5)	$-	$79,613	$-	$79,613

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of awards pursuant to the 2012 Long Term Incentive Plan. Assumptions used in the calculation of these amounts are included in “Note 13– Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2014 included in our 2014 Annual Report on Form 10-K filed with the SEC on March 12, 2015. As of December 31, 2014, Messrs. Anastasio, Pate and Silberman had 3,300, 6,562, and 6,562 shares of restricted stock outstanding. As of December 31, 2014, Messrs. Anastasio, Pate and Silberman had a total of 167,123, 36,454 and 36,454 stock options outstanding.

(2)	Mr. Anastasio received a grant of 150,000 stock options on August 8, 2014 in connection with his services as Vice Chairman of the Board. The stock options will vest ratably over a 3-year period on each anniversary of the date of grant with 100% accelerated vesting for certain events such as a change in control of the company. Mr. Anastasio was also granted 3,300 shares of restricted stock ($49,995) and 17,123 stock options ($87,500) on November 21, 2014 in connection with his participation in the SPP. These awards will vest ratably over a two-year period on each anniversary of the date of grant with 100% accelerated vesting for certain events such as a change in control of the company.

(3)	Mr. Pate was granted 6,562 shares of restricted stock ($100,005) and 36,454 stock options ($175,000) on November 14, 2014 in connection with his participation in the SPP. These awards will vest ratably over a two-year period on each anniversary of the date of grant with 100% accelerated vesting for certain events such as a change in control of the company.

(4)	Mr. Silberman was granted 6,562 shares of restricted stock ($100,005) and 36,454 stock options ($175,000) on November 14, 2014 in connection with his participation in the SPP. These awards will vest ratably over a two-year period on each anniversary of the date of grant with 100% accelerated vesting for certain events such as a change in control of the company.

(5)	Mr. Keener and Mr. Lurie each resigned from the Board effective as of June 12, 2014.

In February 2015, we updated the compensation plan for our non-employee directors. In addition to the cash compensation described above, which was not changed, under the updated compensation plan annual stock compensation will be paid to the non-employee directors quarterly at the beginning of the period to which the compensation relates in grants of restricted stock with a one-year vesting schedule from the date of grant.

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Vote Required

The eight nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.

Board Recommendation

Our Board of Directors recommends a vote “FOR” all eight nominees to the Board.

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Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Deloitte & Touche has served as our independent registered public accounting firm since December 6, 2013. We are asking the stockholders to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte & Touche was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Par’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Deloitte & Touche. Representatives of Deloitte & Touche plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

Audit Fees

The following table sets forth the fees incurred by us in fiscal years 2013 and 2014 for services performed by Deloitte & Touche LLP:

	2013	2014
Audit Fees(1)	$996,802	$1,651,710
Audit Related Fees(2)	4,820	75,750
Tax Fees(3)	-	-
All Other Fees(4)	-	302,013
Total Fees	$1,001,662	$2,029,473

(1)	Audit fees are fees paid to Deloitte & Touche LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees are fees paid to Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)	Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.

(4)	Other fees paid to Deloitte & Touche LLP for the fiscal year ended December 31, 2014 include $257,962 for information technology advisory services, $40,000 for a network penetration study and $4,051 for a subscription to an accounting research tool. No other fees were paid to Deloitte & Touche LLP with respect to the fiscal year ended December 31, 2013.

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of
Independent Registered Public Accounting Firm

Our independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may our independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of us while not impairing its independence. Our Audit Committee must pre-approve permissible non-audit services. During each of the periods ended in fiscal years 2014 and 2013, our Audit Committee approved 100% of the non-audit services provided to us by our independent registered public accounting firms.

Audit Committee Report

The Audit Committee assists our Board of Directors in overseeing (i) the integrity of Par’s financial statements, (ii) Par’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par’s internal auditors (or other personnel responsible for the internal audit function) and Par’s independent registered public accounting firm. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Par. The independent registered public accounting firm reports directly to the committee.

Management is responsible for the preparation, presentation, and integrity of Par’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Par’s system of internal control over financial reporting. Par’s independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of Par’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of Par’s independent auditor.

The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss the independent auditor’s opinion about the effectiveness of Par’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Par’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Deloitte & Touche’s independence, the committee considered the non-audit services provided to Par by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The committee has reviewed and discussed Par’s audited consolidated financial statements for the fiscal year ended December 31, 2014 with management and Deloitte & Touche. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that Par’s audited consolidated financial statements be included in Par’s Annual Report on Form 10-K as filed with the SEC.

AUDIT COMMITTEE

L. Melvin Cooper, Chairman

Timothy Clossey

Robert Silberman

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Vote Required

The approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Deloitte & Touche LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

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Proposal 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the meeting:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion in the proxy statement relating to the company’s 2015 annual meeting, is hereby approved.”

This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Our compensation programs are designed to attract, retain, motivate and reward highly qualified and competent executives. To do this we offer a compensation package that recognizes individual and company performance. Elements of this compensation package include base salary, annual cash incentives and long-term equity incentives. Our compensation package is meant to provide incentives and maximize stockholder value by (i) emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders and (ii) structuring annual incentive compensation to be contingent upon the achievement of performance measures. We have adopted this compensation philosophy because we believe that it is critical for our continued success, the achievement of our short-term and long-term goals and because we believe it helps our executives maximize stockholder value. Stockholders are encouraged to read the section of this proxy statement titled “Named Executive Officer Compensation,” the accompanying compensation tables, and the related narrative disclosure.

Vote Required

The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. For the approval of the advisory vote on the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Named Executive Officer Compensation,” the accompanying compensation tables and the related narrative disclosure.

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Proposal 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the company is providing stockholders with the opportunity to cast an advisory vote on whether future advisory votes on executive compensation should be held every one, two or three years.

The Board of Directors believes that a frequency of every “3 years” for future advisory votes on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board of Directors. Please refer to the section titled “Communicating with our Board of Directors” in this proxy statement for information about communicating with the Board of Directors.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Vote Required

The alternative “1 Year,” “2 Years,” or “3 Years” receiving the greatest number of votes cast by the stockholders, a plurality, will be the stockholders’ non-binding choice as to the frequency of the occurrence of future advisory votes on executive compensation. As a result, broker non-votes and abstentions will not be counted in determining which alternative received the largest number of votes cast. For the advisory vote on the frequency of the “say on pay” vote, you may choose between “1 Year,” “2 Years,” or “3 Years” or abstain from voting.

Board Recommendation

The Board of Directors unanimously recommends that you vote for the option every “3 Years” for future advisory votes on executive compensation.

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OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 6, 2015 of (i) each person who is known by us to own beneficially more than five percent of our outstanding shares of common stock, (ii) each Named Executive Officer, (iii) each of our directors and (iv) all of our directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below who is known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock is 800 Gessner Road, Suite 875, Houston, Texas 77024.

Beneficial holders	Amount and Nature of Beneficial Ownership(1)
	Number	Percentage
5% Stockholders:
Zell Credit Opportunities Master Fund, L.P. (2)	12,168,744	32.5%
Whitebox Advisors, LLC(3)	8,955,997	23.9%
Directors and Named Executive Officers:

Curtis V. Anastasio	23,570	*
Timothy Clossey	2,025	*
L. Melvin Cooper	9,355	*
Peter Coxon	126,124	*
Joseph Israel	45,765	*
Melvyn Klein	4,025	*
Jacob Mercer	25,119	*
Christopher Micklas	47,515	*
William Monteleone	108,048	*
William C. Pate	40,414	*
Robert Silberman	41,395	*
James Matthew Vaughn	38,415	*
All directors and executive officers as a group (14 persons)	559,575	1.5%

*	Denotes less than 1% beneficially owned.
(1)	Based on 37,135,512 shares outstanding as of April 6, 2015.
(2)	Information based solely upon the Schedule 13D/A jointly filed with the SEC on November 12, 2014 by Zell Credit Opportunities Master Fund, L.P., Chai Trust Company, LLC and ZCOF Par Petroleum Holdings, L.L.C. Chai Trust Company, LLC is the general partner of Zell Credit Opportunities Master Fund, L.P., which is the sole member of ZCOF Par Petroleum Holdings, L.L.C. Includes 404,013 shares of common stock issuable upon exercise of warrants issued to ZCOF Par Petroleum Holdings, L.L.C. ZCOF and Chai Trust Company, LLC share voting and dispositive power over all of the shares. The address of these entities is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.
(3)	Information based solely upon the Schedule 13D/A jointly filed with the SEC on August 27, 2014 by Whitebox, Whitebox Asymetric Advisors, LLC, Whitebox Asymmetric Partners, L.P., Whitebox Multi-Strategy Advisors, LLC, Whitebox Multi-Strategy Partners, L.P., Whitebox Credit Arbitrage Advisors, LLC, Whitebox Credit Arbitrage Partners, L.P., Whitebox Concentrated Convertible Arbitrage Advisors, LLC, Whitebox Concentrated Convertible Arbitrage Partners, L.P., Pandora Select Advisors, LLC, Pandora Select Partners, L.P., Whitebox Special Opportunities Advisors, LLC, Whitebox Special Opportunities Fund, LP – Series O, Whitebox Institutional Partners, LP, and Whitebox Tactical Opportunities Fund, a series of Whitebox Mutual Funds a Delaware Statutory Trust. Includes 339,446 shares of common stock issuable upon exercise of warrants issued to WB Delta, LTD. The address of Whitebox is 3033 Excelsior Blvd., Minneapolis, MN 55416.

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Executive Officers

Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Messrs. Israel and Monteleone, who are also members of the Board, follows the table:

Name	Age	Position
Joseph Israel	43	Chief Executive Officer, President and Director
William Monteleone	31	Senior Vice President of Mergers & Acquisitions and Director
Christopher Micklas	47	Chief Financial Officer
James Matthew Vaughn	42	Senior Vice President and General Counsel
Brice Tarzwell	66	Senior Vice President, Chief Legal Officer and Secretary
Kelly Rosser	39	Vice President and Chief Accounting Officer

Christopher Micklas has served as our Chief Financial Officer since December 2103. Prior to that, Mr. Micklas served as the Chief Operating Officer and Director of Global LNG Finance at BG Group Plc from 2010 to November 2013, Chief Financial Officer of Ennis Paint from 2008 to 2010 and in various roles with Shell Oil Company from 2001 to 2008, including most recently as Finance Director, US Downstream from 2006 to 2008.

James Matthew Vaughn has served as our Senior Vice President and General Counsel since July 2014. Prior to joining Par, Mr. Vaughn practiced law in the corporate practice group and bankruptcy section of Porter Hedges LLP for 14 years, where he was a partner for seven years and his practice focused on corporate reorganizations and restructurings, commodities marketing, transportation, hedging and derivatives, distressed corporate acquisitions, financings and refinancings and creditors’ rights. His practice also included general civil litigation in both federal and state courts. Mr. Vaughn has been listed as one of America’s leading lawyers by Chambers USA and The Best Lawyers in America.  He is a fellow of the Litigation Counsel of America, and has also been recognized as one of the leading lawyers in Texas by Texas Super Lawyers and H Texas Magazine. Mr. Vaughn holds a bachelor’s degree from Texas A&M University and a juris doctorate from the University of Miami School of Law.

Brice Tarzwell has served as our Senior Vice President, Chief Legal Officer and Secretary since June 2013. Prior to that, he was a partner at Bracewell & Giuliani LLP for six years. Previously, Mr. Tarzwell was a partner at Winstead PC. He holds a bachelor’s degree from Arizona State University and a juris doctorate from the University of Oklahoma College of Law.

Kelly Rosser has served as our Vice President and Chief Accounting Officer since May 2014 and our Controller since February 2014. Prior to joining us, Ms. Rosser was employed by Dynegy Inc. as Managing Director and Assistant Controller since 2011 and Director of Technical Accounting since 2006. Prior to joining Dynegy Inc., Ms. Rosser was a Senior Audit Manager at KPMG LLP, where she focused on clients in the energy industry. Ms. Rosser is a Certified Public Accountant, licensed in the state of Texas.

Narrative Disclosure of Compensation Policies and Practices as Related to Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our employees (including employees that are not named executive officers) as they relate to our risk management practices and the possibility of incentivizing risk-taking. We have determined that the compensation policies and practices established with respect to our employees are not reasonably likely to have a material adverse effect on us and, therefore, no such disclosure is necessary.

Compensation Committee Interlocks and Insider Participation

L. Melvin Cooper, Jacob Mercer and Robert Silberman served on the Compensation Committee in 2014. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

17

Named Executive Officer Compensation

Summary Compensation Table. The following table sets forth information regarding compensation earned during the last two fiscal years by our former Chief Executive Officer, our Chief Financial Officer, our Senior Vice President and General Counsel and our former Chief Operating Officer (the “Named Executive Officers”) for the fiscal years ended December 31, 2014 and 2013.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED DECEMBER 31, 2014 and 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	All Other Compensation ($) (2)	Total ($)
William Monteleone – Senior Vice President of Mergers	2014	$220,833	$168,750	$150,006	$525,000	$37,328	$1,101,917
& Acquisitions and former Chief Executive Officer (3)	2013	$61,364	$-	$529,542	$-	$15,000	$655,527
Christopher Micklas – Chief Financial Officer (4)	2014	$330,000	$178,200	$163,535	$105,000	$791	$777,526
	2013	$20,627	$-	$275,377	$-	$-	$296,004
James Matthew Vaughn – Senior Vice President and General Counsel (4)	2014	$129,125	$162,000	$331,305	$70,000	$52	$692,482
Peter Coxon – Former Chief Operating Officer (5)	2014	$313,417	$-	$2,000,777	$-	$92,196	$2,656,389
	2013	$290,143	$839,983	$-	$-	$36,285	$1,166,411

(1)	The amounts shown represent the aggregate grant date fair value for stock and option awards granted to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 13 – Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2014 included in our 2014 Annual Report on Form 10-K filed with the SEC on March 12, 2015.

(2)	Amounts represent matching contributions made by the company under its 401(k) plan and life insurance premiums paid by the company on behalf of the Named Executive Officer. Also includes (i) $37,281 and $15,000 in living expenses and the related income tax gross-up for 2014 and 2013, respectively, for Mr. Monteleone; and (ii) $19,923 paid to Mr. Coxon in 2014 upon his retirement for unused vacation. Additionally, in connection with Mr. Coxon’s retirement, we entered into a consulting agreement with Mr. Coxon pursuant to which we paid him $60,000 through the termination of the consulting agreement on December 31, 2014.

(3)	Mr. Monteleone was appointed our Chief Executive Officer on June 17, 2013. The information regarding compensation earned by Mr. Monteleone as our Chief Executive Officer in 2013 does not include $49,621 in stock awards granted to him as compensation for services as a non-employee director before such appointment.

(4)	Messrs. Micklas and Vaughn were appointed our Chief Financial Officer and Senior Vice President and General Counsel, respectively, on December 9, 2013 and July 28, 2014.

(5)	Mr. Coxon was appointed our Chief Operating Officer on June 17, 2013 and retired from the company on September 8, 2014. In connection with his retirement, we agreed to vest 109,579 shares of unvested restricted common stock that were issued to Mr. Coxon on December 31, 2012. The $2,000,777 in stock awards for 2014 includes (i) $259,567 of stock issued with respect to his performance in 2013 which was forfeited upon his retirement and (ii) $1,741,210 for the value of the restricted stock award that we agreed to vest in connection with his retirement.

Narrative Disclosure to Summary Compensation Table. See “– Employment Agreements” below for the material terms of our employment agreements and arrangements with our Named Executive Officers. See “– Executive Compensation Plan” below for an explanation of the material terms of the SPP and the 2014 Discretionary LTIP. See the footnotes to the Summary Compensation Table for narrative disclosure with respect to that table.

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Outstanding Equity Awards at Fiscal Year-End Table. The following table sets forth certain information with respect to the market value of all unvested option and stock awards held by each Named Executive Officer as of December 31, 2014. The table does not include information regarding any equity-based awards related to 2014 performance that were granted to the Named Executive Officers in 2015.

Outstanding Equity Awards at Fiscal Year-End December 31, 2014

	Option Awards							Stock Awards
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested ($)
William Monteleone	11/20/2014	(2)	–	102,539	–	$15.12	11/19/2019	9,921	$161,216	–	–
	12/31/2013	(3)	–	–	–	–	–	9,422	$153,108	–	–
	9/25/2013	(3)	–	–	–	–	–	11,298	$183,592	–	–
Christopher Micklas	12/9/2014	(3)	–	–	–	–	–	9,965	$161,931	–	–
	11/26/2014	(2)	–	20,710	–	$15.07	11/25/2019	1,991	$32,354
	12/9/2013	(3)	–	–	–	–	–	10,746	$174,623
James Matthew Vaughn	11/24/2014	(2)	–	13,672	–	$15.08	11/23/2019	1,326	$21,548	–	–
	11/18/2014	(3)	–	–	–	–	–	15,488	$251,680	–	–
Peter Coxon	12/31/2012	(4)	–	–	–	–	–	82,184	$1,335,490	–	–

(1)	Market value based on closing price of $16.25 on December 31, 2014.

(2)	Award has a two-year ratable vesting schedule with one-half of each award vesting each year on the anniversary of the grant.

(3)	Award has a five-year ratable vesting schedule with one-fifth of each award vesting each year on the anniversary of the grant.

(4)	Award vested on April 1, 2015 upon the closing of the acquisition of Koko’oha Investments, Inc.

Employment Agreements. We have an employment agreement with our current Chief Executive Officer and “at will” employment arrangements with the other Named Executive Officers. The material terms and conditions of each of the employment agreement and employment arrangements are summarized below.

Joseph Israel, Current Chief Executive Officer

On December 12, 2014, we entered into an employment offer letter with Mr. Israel, pursuant to which he was hired as our President and Chief Executive Officer effective January 5, 2015. Under the terms of the letter, Mr. Israel is entitled to receive an annual base salary of $450,000 paid in accordance with our payroll practices. Mr. Israel is also eligible for an annual performance bonus, depending upon the achievement of specific individual and corporate performance criteria. Mr. Israel’s target bonus is 75% of his annual base salary with a maximum of 150%. In addition, Mr. Israel is eligible to participate in equity programs approved by our Compensation Committee, and his annual grants of restricted common stock and common stock options are each equal to 75% to 150% of his annual base salary.

In the event of the termination of Mr. Israel’s employment by us without Cause (as defined in the employment offer letter) or by Mr. Israel for Good Reason (as defined in the employment offer letter), and provided that Mr. Israel delivers an effective release in favor of us and complies with restrictive covenants and obligations to us, Mr. Israel will be entitled to the following benefits: (i) salary continuation payments equal to one year’s annual base salary in effect at the time of the termination, payable pro rata over 12 months, (ii) a bonus equal to the average of the bonuses paid to him over the prior three years (if termination occurs prior to three years, the target bonus will be used for the unserved periods), payable pro rata over 12 months and (iii) accelerated vesting of all outstanding unvested equity awards.

Mr. Israel is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

William Monteleone, Senior Vice President of Mergers and Acquisitions and Former Chief Executive Officer

On September 25, 2013, we entered into an “at will” employment arrangement with William Monteleone, who served as our Chief Executive Officer from September 25, 2013 until January 5, 2015. Since January 5, 2015, Mr. Monteleone has served as our Senior Vice President of Mergers & Acquisitions. Pursuant to the employment arrangement, Mr. Monteleone is entitled to receive an annual base salary of $250,000 paid no less frequently than on a semi-monthly basis in accordance with our payroll practices. Mr. Monteleone’s compensation is reviewed annually. In January 2015, Mr. Monteleone’s base salary was increased to $350,000. Mr. Monteleone is also eligible for an annual performance bonus as may be awarded in the sole discretion of the Board.

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Mr. Monteleone is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions. Mr. Monteleone also received $52,328 for airfare between Chicago and Houston and $2,200/month of living expenses as part of his employment arrangement.

Christopher Micklas, Chief Financial Officer

On December 9, 2013, we entered into an “at will” employment arrangement with Christopher Micklas, our Chief Financial Officer. Mr. Micklas is entitled to receive an annual base salary of $330,000 paid no less frequently than on a semi-monthly basis in accordance with our payroll practices. Mr. Micklas’ compensation is reviewed annually. Mr. Micklas is also eligible for an annual performance bonus as may be awarded in the sole discretion of the Board.

Mr. Micklas is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

James Matthew Vaughn, Senior Vice President and General Counsel

On July 28, 2014, we entered into an “at will” employment arrangement with James Matthew Vaughn, our Senior Vice President and General Counsel. Mr. Vaughn is entitled to receive an annual base salary of $300,000 paid no less frequently than on a semi-monthly basis in accordance with our payroll practices. Mr. Vaughn’s compensation will be reviewed annually. Mr. Vaughn is also eligible for an annual performance bonus as may be awarded in the sole discretion of the Board.

Mr. Vaughn will be granted $150,000 in restricted common stock under the company’s 2012 Long Term Incentive Plan (the “2012 LTIP”) upon completing one year of employment. The actual number of shares granted will be determined based on the average volume weighted average price of our common stock for the 60 days immediately preceding the date of grant. Subject to the terms thereof, this restricted stock grant will vest ratably over a 5-year period on each anniversary of the date of grant with 100% accelerated vesting for certain events such as a change in control of the company.

Mr. Vaughn is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Peter Coxon, Former Chief Operating Officer

On December 31, 2012, we entered into an “at will” employment arrangement with Peter Coxon, our former Chief Operating Officer. In connection with his retirement, Mr. Coxon resigned from all positions with us and our subsidiaries effective as of September 8, 2014. Prior to his resignation, Mr. Coxon was entitled under the terms of his employment arrangement with us to receive an annual base salary of $250,000 paid no less frequently than on a semi-monthly basis in accordance with the our payroll practices, which base salary amount was increased to $350,000 on March 14, 2014. In connection with his salary increase, Mr. Coxon was paid $40,143 as additional salary for 2013.

On the date of his resignation, Mr. Coxon entered into a Separation and General Release Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, we and Mr. Coxon agreed, among other things, that: (1) we would pay Mr. Coxon any unpaid base salary, any unreimbursed business expenses and accrued but unused vacation time through September 8, 2014; (2) Mr. Coxon would receive vested amounts and accrued but unpaid contributions, if any, payable to him under our 401(k) plan; (3) we would cause 109,579 unvested shares of our restricted common stock held by Mr. Coxon to vest as follows: (i) 27,395 shares on December 31, 2014 and (ii) 82,184 shares upon the earlier to occur of the closing of the our acquisition of Koko’oha Investments Inc. by merger or the termination of the related merger agreement; and (4) we would either pay directly or reimburse Mr. Coxon for the COBRA premium payments for Mr. Coxon and his eligible dependents under our group medical and dental plans to the extent such COBRA premium payments exceed premiums paid by our then-current employees for similar coverage for the period of September 8, 2014 through December 31, 2014 (or until such earlier time as Mr. Coxon ended his participation in such coverage). These payments and the other benefits provided are subject to the terms and conditions of the Separation Agreement, which include a mutual release of all claims by us and Mr. Coxon, confidentiality restrictions, a one-year non-solicitation restriction and other restrictive covenants.

On the date of his resignation, we and Mr. Coxon also entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which we and Mr. Coxon agreed, among other things, that (1) we will pay Mr. Coxon a consulting fee of $15,000 per month during the term of the Consulting Agreement and reimburse Mr. Coxon for reasonable travel expenses; and (2) the term of the Consulting Agreement commenced on September 8, 2014 and terminated on December 31, 2014. During the term of the Consulting Agreement, we paid Mr. Coxon $60,000.

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Executive Compensation Plan.

In June 2014, the Board, upon the recommendation of the Compensation Committee of the Board, adopted a plan for the compensation of our officers and directors (the “Executive Compensation Plan”), which consists of the SPP and the 2014 Discretionary LTIP.

The SPP is limited to our executive officers and directors who qualify as accredited investors under Rule 501(a) of the Securities Act of 1933, as amended. The SPP provides that each participant may, subject to compliance with securities laws and other regulations and only during “window periods” as described in our insider trading policy as in effect from time to time, until the later to occur of (a) June 12, 2015 or (b) the twelve month anniversary of the date that the participant commenced his or her employment or service with us, purchase, in a single transaction, up to $1.0 million of shares (the “SPP Shares”) of our common stock, at a per SPP Share purchase price equal to the closing price of the common stock (as quoted on its principal trading market on the date of purchase). The sale or transfer of the SPP Shares by such participant would be limited for the earlier of (i) two years from the date of purchase or (ii) the termination of the participant’s service with us or our affiliates for any reason. Additionally, the SPP provides that each purchasing participant will be granted a number of shares of restricted common stock under the 2012 LTIP equal to 20% of the SPP Shares purchased with 50% of the restricted common stock vesting on each of the two annual anniversaries of the date of grant. Each purchasing participant will also be granted a nonstatutory stock option with a 5-year term to purchase a number of shares of common stock under the 2012 LTIP (with an exercise price equal to the Fair Market Value (as defined in the 2012 LTIP) on the date of grant) equal to certain specified percentages of the SPP Shares purchased based on a Black Scholes model (35% volatility) with 50% of the option vesting on each of the first two annual anniversaries of the date of grant. Such percentages are as follows: 50% for a non-employee chairman of the Board, 35% for non-employee members of the Board and 50-70% for executive officers.

During 2014, our Named Executive Officers participated in the SPP as follows:

	Date of Transaction	SPP Shares Purchased	Restricted Common Stock	Nonstatutory stock options (1)
William Monteleone	11/20/2014	49,603	9.921	102,539
Christopher Micklas	11/26/2014	9,954	1,991	20,710
James Matthew Vaughn	11/24/2014	6,631	1,326	13,672

(1)	The exercise prices for the stock options for Messrs. Monteleone, Micklas and Vaughn were $15.12, $15.07 and $15.08 per share, respectively.

The 2014 Discretionary LTIP provides for the grant of (i) cash bonuses, (ii) restricted common stock or restricted stock units (for Canadian employees), and (iii) nonstatutory stock options to certain employees selected by the Compensation Committee of the Board. Cash bonuses and awards of restricted common stock/restricted stock units and nonstatutory stock options under the 2014 Discretionary LTIP will be made to the participants after the committee’s determination of the satisfaction of certain performance criteria and is subject to the participants continued employment through the payment date. Awards of restricted common stock/restricted stock units (for Canadian employees) under the 2014 Discretionary LTIP will be made under the 2012 LTIP with the number of shares for such awards based on the closing price of the common stock on the date of grant. The awards will be subject to time-based vesting, with one quarter of the stock/units vesting on each of the four annual anniversaries of the date of grant. Awards of nonstatutory stock options under the 2014 Discretionary LTIP with an 8-year term will be made under the 2012 LTIP with the number of shares for such awards based on a Black Scholes model (35% volatility) (with an exercise price equal to the closing price of the common stock on the date of grant). The awards will be subject to time-based vesting, with one-fourth of the options vesting on each of the first four annual anniversaries of the date of grant.

In March 2015, and pursuant to the 2014 Discretionary LTIP, the committee granted cash bonuses, restricted common stock and nonstatutory stock options to the Named Executive Officers related to performance in 2014 as follows:

	Cash Bonus	Restricted Common Stock Shares	Non- Statutory Stock Options
William Monteleone	$168,750	7,660	17,381
Christopher Micklas	$178,200	12,257	15,295
James Matthew Vaughn	$162,000	14,970	13,672

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Potential Payments upon Termination or Change in Control

The shares of restricted stock granted to Messrs. Monteleone, Micklas and Vaughn under the Plan will automatically vest in their entirety upon certain events such as a change of control or a termination of their employment due to death, disability or without cause.

The following tables further describe the executive benefits and potential payments upon termination or a change in control related to long-term equity incentives for Messrs. Monteleone, Micklas and Vaughn. There are no other potential payments upon termination or change in control for the Named Executive Officers.

Name (1) (2)	Voluntary Termination ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
William Monteleone – Chief Executive Officer
Restricted Stock (Unvested and Accelerated)	$-	$-	$497,916	$497,916	$-	$497,916
Stock Options (Unvested and Accelerated)	$-	$-	$115,869	$115,869	$-	$115,869
Christopher Micklas – Chief Financial Officer
Restricted Stock (Unvested and Accelerated)	$-	$-	$368,908	$368,908	$-	$368,908
Stock Options (Unvested and Accelerated)	$-	$-	$24,438	$24,438	$-	$24,438
James Matthew Vaughn – Senior Vice President and General Counsel
Restricted Stock (Unvested and Accelerated)	$-	$-	$273,228	$273,228	$-	$273,228
Stock Options (Unvested and Accelerated)	$-	$-	$15,996	$15,996	$-	$15,996

(1)	For purposes of this analysis, the company assumed the effective date of termination is December 31, 2014 and that the price per share of our common stock on the date of termination is $16.25 per share, the closing price on December 31, 2014. For purposes of valuing the stock options, we assumed the stock options were exercised on December 31, 2014.

(2)	Pursuant to the terms of the Plan and incentive agreements thereunder, under “Involuntary Not for Cause Termination,” “Death or Disability” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock and unvested stock options will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.”

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of December 31, 2014:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	400,891	—	451,150

Equity compensation plans not approved by security holders	—	—	—

Total	400,891	—	451,150

(1)	Includes options outstanding under the 2012 Long Term Incentive Plan. The total number of shares of common stock initially available for issuance under the 2012 Long Term Incentive Plan was 1,600,000. As of December 31, 2014, 747,959 shares of restricted stock and 400,891 stock options were issued under the 2012 Long Term Incentive Plan.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions

The Board has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who has an interest in a related party transaction will recuse himself from any consideration of such related party transaction.

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Services Agreements

On September 17, 2013 (but effective January 1, 2013), we entered into letter agreements (the “Services Agreements”) with EGI, an affiliate of ZCOF, and with Whitebox. Pursuant to the Services Agreements, EGI and Whitebox agreed to provide us with ongoing strategic, advisory and consulting services that may include, (i) advice on financing structures and our relationship with lenders and bankers, (ii) advice regarding public and private offerings of debt and equity securities, (iii) advice regarding asset dispositions, acquisitions or other asset management strategies, (iv) advice regarding potential business acquisitions, dispositions or combinations involving us or our affiliates, or (v) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by us.

EGI and Whitebox will not receive a fee for the provision of the strategic, advisory or consulting services set forth in the Services Agreements, but may be periodically reimbursed by us, upon request, for (i) travel and out of pocket expenses, provided that in the event that such expenses exceed $50,000 in the aggregate with respect to any single proposed matter, EGI or Whitebox, as applicable, will obtain our consent prior to incurring additional costs, and (ii) provided that we provide prior consent to their engagement with respect to any particular proposed matter, all reasonable fees and disbursements of counsel, accountants and other professionals incurred in connection with EGI’s or Whitebox’s, as applicable, services under the Services Agreements. In consideration of the services provided by EGI and Whitebox under the Services Agreements, we agreed to indemnity each of them for certain losses incurred by them relating to or arising out of the Services Agreements or the services provided thereunder. To date, neither EGI nor Whitebox has received any compensation under the Services Agreements.

The Services Agreements have a term of one year and will be automatically extended for successive one-year periods unless terminated, by either party, at least 60 days prior to any extension date.

Delayed Draw Term Loan Credit Agreement

Certain of our stockholders are lenders under our delayed draw term loan credit agreement and the Tranche B Loan made thereunder. As of December 31, 2014, we owed $87,360,000 under the delayed draw term loan credit agreement.

Warrant Issuance Agreement

Certain of our stockholders who were lenders under the delayed draw term loan credit agreement received warrants exercisable for shares of common stock in connection with such loan. The warrants were issued on August 31, 2012. Subject to the warrant issuance agreement, the holders are entitled to purchase shares of common stock upon exercise of the warrants at an exercise price of $0.10 per share of common stock, subject to certain adjustments from time to time as provided in the warrant issuance agreement. The warrants expire on the earlier of (i) August 31, 2022 or (ii) the occurrence of certain merger or consolidation transactions specified in the warrant issuance agreement. A holder may exercise the warrants by paying the applicable exercise price in cash or on a cashless basis. The number of shares of our common stock issuable upon exercise of the warrants and the exercise prices of the warrants will be adjusted in connection with certain issuances or sales of shares of our common stock and convertible securities, or any subdivision, reclassification or combinations of common stock. Additionally, in the case of any reclassification or capital reorganization of the capital stock of the company, the holder of each warrant outstanding immediately prior to the occurrence of such reclassification or reorganization will have the right to receive upon exercise of the applicable warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such warrant had been exercised.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that the following individuals failed to file timely reports for such fiscal year: Peter Coxon was late in filing two Form 4s disclosing three transactions; Christopher Micklas was late in filing three Form 4s disclosing four transactions; Curtis V. Anastasio was late in filing one Form 3 and two Form 4s disclosing three transactions; James Matthew Vaughn was late in filing one Form 3 and two Form 4s disclosing one transaction; William Monteleone was late in filing three Form 4s disclosing five transactions; Robert Silberman was late in filing two Form 4s disclosing four transactions; Jacob Mercer was late in filing one Form 4 disclosing two transactions; Timothy Clossey was late in filing one Form 3 and one Form 4 disclosing one transaction; Michael Keener was late in filing two Form 4s disclosing two transactions; L. Melvin Cooper was late in filing two Form 4s disclosing two transactions; Benjamin Lurie was late in filing three Form 4s disclosing four transactions; Melvyn Klein was

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late in filing one Form 4 disclosing one transaction; Brice Tarzwell was late in filing two Form 4s disclosing four transactions; Randy Ludden was late in filing two Form 4s disclosing two transactions; Whitebox was late in filing two Form 4s disclosing three transactions; and ZCOF was late in filing one Form 4 disclosing one transaction.

Other Matters

Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2014, our Quarterly Reports on Form 10-Q and other information are available on our website (www.ppetrol.com) and may also be obtained by calling (281) 899-4800 or writing to the address below:

Par Petroleum Corporation

Investor Relations

800 Gessner Road, Suite 875

Houston, Texas 77024

The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals

If you want us to consider including a proposal in our proxy statement for our 2016 annual meeting of stockholders you must deliver a copy of your proposal to Par’s Secretary at our principal executive offices at 800 Gessner Road, Suite 875, Houston, Texas, 77024 no later than December 23, 2015. If the date of Par’s 2016 annual meeting of stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2015 annual meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public.

If you intend to present a proposal at our 2016 annual meeting of stockholders, including director nominations, but you do not intend to have it included in our 2016 Proxy Statement, you must deliver a copy of your proposal, which must contain certain information specified in our Bylaws, to Par’s Secretary at our principal executive offices listed above not less than 90 days nor more than 120 days prior to the date of 2016 annual meeting of stockholders, provided that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, your notice must be received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the 2016 annual meeting was made. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.

Sincerely,

Brice Tarzwell
Senior Vice President, Chief Legal Officer
and Secretary

April 21, 2015

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ANNUAL MEETING OF STOCKHOLDERS OF PAR PETROLEUM ORPORATION June 3, 2015 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. notice of internet availability of proxy material: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18978/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20830304000000000000 0 060315 the board OF directors recommends A vote "FOR" ALL NOMINEES IN The ELEcTION OF DIREcTORs, "FOR" PROPOsALs 2 AND 3, AND FOR “3 YEARs” ON PROPOsAL 4. please sign, date and return promptly in the enclosed envelope. please mark your vote in blue or black ink as shown here FOR AGAINST ABSTAIN 1. Election of Directors: □ □ □   FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)   NOMINEEs:  Joseph Israel  Melvyn N. Klein  Curtis V. Anastasio  Timothy Clossey  L. Melvin Cooper  William Monteleone  William C. Pate  Robert S. Silberman   3.   Approval, on an advisory basis, of the company's executive compensation; 1 year 2 years 3 years ABSTAIN 4.Approval, on an advisory basis, of the frequency of holding future advisory votes on the company's executive compensation; and   2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;  FOR AGAINST ABSTAIN   5. Transact any other business as may properly come before the meeting. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Date: Signature of Stockholder Date: When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PAR PETROLEUM CORPORATION Proxy for Annual Meeting of Stockholders on June 3, 2015 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Christopher Micklas, James Matthew Vaughn and Brice Tarzwell, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Par Petroleum Corporation, to be held June 3, 2015 at The Westin Houston, Memorial City, 945 Gessner Road, Houston, Texas 77024, and at any adjournments or postponements thereof, as follows: This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR all nominees in the election of directors in proposal 1, FOR proposals 2 and 3, “3 years” on proposal 4 and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any adjournment or postponement of said meeting. (continued and to be signed on the reverse side.) 14475